Exhibit 3.4


                                STATE OF DELAWARE
                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION


     FIRST: That pursuant to the provisions of Section 141(f) of the Delaware General Corporation Law (the "Act") the Board of Directors of Strategika, Inc. duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

     FOURTH: The Corporation shall have authority to issue two classes of shares to be designated respectively, "Common Stock" and "Preferred Stock". The total number of shares, which the Corporation is authorized to issue, is 260,000,000 shares of which 250,000,000 shall be Common Stock and 10,000,000 shall be Preferred Stock. Each share of Common Stook shall have a par value of $.001, and each share of Preferred Stock shall have a par value of $.001.

     The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series, each of which shall have such designation(s) or title(s) as may be fixed by the Board of Directors prior to the issuance of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rates, conversion rights, rights and terms of redemption, including sinking fund provisions, the redemption price, or prices, voting rights and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof or any of them. The rights, powers, preferences limitations and restrictions, if any, accompanying such shares of Preferred Stock shall be set forth by resolution of the Board of Directors providing for the issue thereof prior to the issuance of any shares thereof in accordance with the applicable provisions of the DGCL. Each share of any series of Preferred Stock shall be identical with all other shares of such series except as to the date from which dividends, if any, shall accrue.

     Shares of Common Stock may be issued for such consideration, having a value of not less than the stated per value thereof, as determined from time to time by the Board of Directors.

     SECOND: That thereafter, pursuant to resolution of the Board of Directors, a consent of stockholders in lieu of meeting was duly executed by stockholders holding the necessary number of shares as required by statute to ratify such amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Act.

     FOURTH: That the capital of said corporation, shall not be reduced under or by reason of said amendment.


                                                      By: /s/ Rene Larrave
                                                         -----------------------
                                                         Rene Larrave, President

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                                STRATEGIKA, INC.
                             A DELAWARE CORPORATION


     Strategika, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

1. That the Board of Directors of said corporation by unanimous written consent dated as of November 21, 2003 adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:


     RESOLVED that the Certificate of Incorporation of the Corporation be amended by striking out and deleting all of the First article of the Certificate of Incorporation and by inserting in such Certificate of Incorporation a new First article which shall read as follows:

     RESOLVED that the Certificate of Incorporation of the Corporation be amended by striking out and deleting all of the First article of the Certificate of Incorporation and by inserting in such Certificate of Incorporation a new First article which shall read as follows:

     FIRST: The name of the corporation is Tiens Biotech Group (USA), Inc. (hereinafter called the "Corporation")


2. That the amendment has been consented to and approved by the required vote of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Jinyuan Li, its President as of this 21st day of November 2003.

                                                            /s/ Jinyuan Li
                                                           ---------------------
                                                           Jinyuan Li, President